UNITED STATES
              SECURITIES AND EXCHANGE COMMISSION
                    Washington, D.C.  20549


                          SCHEDULE 13G


            Under the Securities Exchange Act of 1934
                    (Amendment No. __1__)*

				Symphonix Devices, Inc.
      ______________________________________________________
                        (Name of Issuer)

			Common Stock, $ No Par Value
      ______________________________________________________
                 (Title of Class of Securities)

					871951109
               ____________________________________
                         (CUSIP Number)

				 June 29, 2001
	-------------------------------------------------------
	(Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

	-x--		Rule 13d-1(b)
	----		Rule 13d-1(c)
	----		Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).





CUSIP No. 871951109                13G         Page 2 of 14
----------------------------------------------------------------
(1)  NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Fund III, L.P. ("The Fund") F13-3737427
	MGP Advisers Limited Partnership* ("MGP") F13-3263120
----------------------------------------------------------------
(2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
  (a) | |
  (b) |X|
----------------------------------------------------------------
(3)  SEC USE ONLY
----------------------------------------------------------------
(4)  CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
SHARES       ------------------------------------------------
-BENEFICIALLY   (6) SHARED VOTING POWER             None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse
REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER        None
----------------------------------------------------------------
(9)  AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

       none
----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      none
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------

* AWM Investment Company, Inc., a Delaware corporation is the
General Partner of this entity.








CUSIP No. 871951109                13G         Page 3 of 14
----------------------------------------------------------------
(1) NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Technology Fund, L.P.   F13-3937585
	("SST")
	SST Advisers L.L.C. ("SSTA") F13-3937583
----------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
  (a) | |
  (b) |X|
----------------------------------------------------------------
(3) SEC USE ONLY
----------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
SHARES       ------------------------------------------------
-BENEFICIALLY   (6) SHARED VOTING POWER             None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER  See Marxe/Greenhouse
REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER        None
----------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

     996,810
----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     4.7
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------










CUSIP No. 587266107           13G             Page 4 of 14
----------------------------------------------------------------
(1) NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

	Special Situations Cayman Fund, L.P. ("CAY") 98-0132442
     AWM Investment Company, Inc.  ("AWM") 11-3086452
----------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)

  (a) | |
  (b) |X|
----------------------------------------------------------------
(3) SEC USE ONLY

----------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Cayman Islands, Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
  SHARES       -------------------------------------------------
BENEFICIALLY   (6) SHARED VOTING POWER            None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER See Marxe/Greenhouse
 REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER       None
----------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON
    none
----------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

    none
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IV/IA
----------------------------------------------------------------










CUSIP No. 871951109                13G         Page 5 of 14
----------------------------------------------------------------
(1) NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Special Situations Private Equity Fund, L.P. ("SSPE")
     F13-3916551
	MG Advisers L.L.C. ("MG") F13-3916549
----------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)
  (a) | |
  (b) |X|
----------------------------------------------------------------
(3) SEC USE ONLY
----------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER   See Marxe/Greenhouse
SHARES       ------------------------------------------------
-BENEFICIALLY   (6) SHARED VOTING POWER             None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER See Marxe/Greenhouse
REPORTING     -------------------------------------------------
PERSON WITH:   (8) SHARED DISPOSITIVE POWER        None
----------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

    2,194,982
----------------------------------------------------------------
(10) CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      10.4
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON (See Instructions)

     IV/IA
----------------------------------------------------------------










CUSIP No. 871951109          13G         Page 6 of 14 Pages
----------------------------------------------------------------
(1) NAME OF REPORTING PERSON
     I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY).

     Austin W. Marxe
     David M. Greenhouse
----------------------------------------------------------------
(2) CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (See
	Instructions)

  (a) | |
  (b) |X|
----------------------------------------------------------------
(3) SEC USE ONLY

----------------------------------------------------------------
(4) CITIZENSHIP OR PLACE OF ORGANIZATION

     United States of America
----------------------------------------------------------------
 NUMBER OF     (5) SOLE VOTING POWER            3,191,792
  SHARES       -------------------------------------------------
BENEFICIALLY   (6) SHARED VOTING POWER           None
 OWNED BY      -------------------------------------------------
   EACH        (7) SOLE DISPOSITIVE POWER       3,191,792
 REPORTING     -------------------------------------------------
PERSON WITH:    (8) SHARED DISPOSITIVE POWER      None
----------------------------------------------------------------
(9) AGGREGATE AMOUNT BENEFICALLY OWNED BY EACH REPORTING PERSON

	   3,191,792
----------------------------------------------------------------
(10) CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES (See Instructions)

----------------------------------------------------------------
(11) PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	15.1
----------------------------------------------------------------
(12) TYPE OF REPORTING PERSON*

     IN
----------------------------------------------------------------









 							     Page 7 of 14 Pages

Item 1.
(a) Name of Issuer:  Symphonix Devices, Inc.
(b) Address of Issuer's Principal Executive Offices:
     2331 Zanker Road, San Jose, CA  95131
Item 2.
(a)	Name of Person Filing:  This statement is filed on behalf of
(i) Special Situations Fund III, L.P., a Delaware limited
partnership ("SSF III"); (ii) Special Situations Technology Fund,
L.P., a Delaware limited partnership ("SST") (iii) Special
Situations Cayman Fund, L.P., a Cayman Islands limited
partnership (the "Cayman Fund"); (iv) Special Situations Private
Equity Fund, L.P., a Delaware limited partnership ("SSPE"); (v)
MGP Advisers Limited Partnership, a Delaware limited
partnership,("MGP"); (vi) SST Advisers L.L.C., a Delaware limited liability company ("SSTA"); (vii) AWM Investment Company, Inc., a
Delaware corporation ("AWM"); (viii) MG Advisers L.L.C., a New
York limited liability company, ("MG"); (ix) Austin W. Marxe and
(x) David Greenhouse.  Each of the foregoing is hereinafter
individually referred to as a "Reporting Person" and collectively as the "Reporting Persons."
(b)  Address of Principal Business Office or, if none, Residence:
The principal office and business address of the Reporting
Persons, other than the Cayman Fund, is 153 East 53 Street, New
York, New York 10022.  The principal office and business address of the Cayman Fund is c/o CIBC Bank and Trust Company (Cayman)
Limited, CIBC Bank Building, P.O. Box 694, Grand Cayman, Cayman
							Page 8 of 14 Pages
Islands, British West Indies.
(c) Citizenship:  SSF III, SST, and MGP are Delaware Limited
Partnerships.  SSTA is a Delaware limited liability company. AWM is a Delaware corporation and MG is a New York limited liability company.  The Cayman Fund was formed under the laws of the Cayman
Island.  Austin W. Marxe and David M. Greenhouse are United
States citizens. The principal business of SSF III, SST, the
Cayman Fund and SSPE (individually, a "Fund" and, collectively, the "Funds") is to invest in, sell, convey, transfer, exchange and otherwise trade in principally equity and equity related securities.  The principal business of MGP is to act as general
partner of and investment adviser to SSF III.   The principal
business of SSTA is to act as the general partner of and the
investment adviser to SST.   The principal business of AWM is to
act as general partner of MGP and general partner of and
investment adviser to the Cayman Fund. The principal business of
MG is to act as general partner of SSPE.   MGP, SSTA, AWM and MG
are referred to herein, individually, as an "Adviser" and,
collectively, as the "Advisers."   The principal occupation of
Austin W. Marxe and David Greenhouse is to serve as officers, directors and members or principal shareholders of the Advisers.
2(d)		Title of Class of Securities: See cover sheets.
(e)		CUSIP Number:  See cover sheets.
Item 3.	If this statement is filed pursuant to $240.13d-1(b) or
240.13d-2(b), check whether the person filing is a:

							Page 9 of 14 Pages
(a) ( )	Broker or Dealer registered under section 15 of the
Act;
(b) ( )	Bank as defined in section 3(a) (6) of the Act;
(c) ( )	Insurance Company as defined in section 3(a) (19) of
the Act;
(d) (x)	Investment Company registered under section 8 of the
Investment Company Act of 1940;
(e) (x)	An Investment Adviser in accordance with $240.13d
		-1(b)(I)(ii)(E);
(f) ( )	An employee benefit plan or endowment fund in
accordance with $240.13d-1(b)(I)(ii)(F);
(g) (x)	A parent holding company or control person in
accordance with $240.13d-1(b)(1)(ii)(G);
(h) ( ) 	A savings association as defined in Section 3(b) of the
Federal Deposit Insurance Act;
(i) ( )   A church plan that is excluded from the definition of
an investment company under section 3(c)(14) of the
Investment Company Act of 1940;
(j) ( )   Group, in accordance with $240.13d-1(b)(1)(ii)(J).
See Exhibit A attached hereto.
Item 4.	Ownership:
(a)  Amount Beneficially Owned:  3,191,792 shares of Common Stock are beneficially owned by Austin W. Marxe and David Greenhouse;
of which no shares of common stock are owned by SSF III, 996,810 shares of common stock are owned by SST, no shares of common stock are owned by the Cayman Fund, and 2,194,982
							Page 10 of 14 Pages
are owned by SSPE.
(b) Percent of Class: 15.1 percent of the Common Stock are
beneficially owned by Austin Marxe and David Greenhouse. SSF III and the Cayman Fund beneficially own no percent of the Common
Stock, 4.7 percent are beneficially owned by SST, and 10.4
percent are owned by SSPE.
(c) 	Number of Shares as to which the person has Rights to
 Vote and/or Dispose of Securities:  SSF III, SST, CAY, SSPE,
MGP, SSTA, AWM and MG have sole power to vote or to direct the vote and to dispose or to direct the disposition of all
securities reported hereby which are respectively beneficially owned by each Fund and its Adviser.  Austin Marxe and David
Greenhouse have shared power to vote or to direct the vote of and to dispose or to direct the disposition of securities reported hereby which are beneficially owned by Austin Marxe and David
Greenhouse by virtue of being Executive Officers of the
Investment Advisers.
Item 5. Ownership of Five Percent or Less of a Class:  If this statement is being filed to report the fact that as of
the date hereof the reporting person has ceased to be the
beneficial owner of more that five percent of the class of
securities, check the following     .
Item 6.Ownership of More than Five Percent on Behalf of Another
Person:  SSF III, SST, CAY, and SSPE as owners of the securities in question, have the right to receive any dividends from, or proceeds from the sale of, such securities.
								Page 11 of 14 Pages
 Item 7. Identification and Classification of the Subsidiary
 Which Acquired the Security being Reported on By the
Parent Holding Company:  See Exhibit A attached hereto.
Item 8. Identification and Classification of Members of the
 Group:  Not applicable
Item 9. Notices of Dissolution of Group:  Not applicable.
Item 10.	Certification:
			By signing below I certify that, to the best of my
knowledge and belief, the securities referred to above were
acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or
with the effect of changing or influencing the control of
the issuer of the securities and were not acquired and are
not held in connection with or as a participant in any
transaction having that purpose or effect.











 								Page 12 of 14 Pages
					SIGNATURE

	After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: July 2, 2001


			SPECIAL SITUATIONS FUND III, L.P.



			By:/s/ Austin W. Marxe
			   Austin W. Marxe
			   Managing Director

			MGP ADVISERS LIMITED PARTERSHIP



			By:/s/ Austin W. Marxe
   Austin W. Marxe
			   President and Chief Executive Officer


			SPECIAL SITUATIONS TECHNOLOGY FUND, L.P.




			By:/s/ Austin W. Marxe
   Austin W. Marxe
			   President and Chief Executive Officer

			SST ADVISERS, L.L.C.



			By:/s/ Austin W. Marxe
   Austin W. Marxe
			   President and Chief Executive Officer




							Page 13 of 14 Pages




			SPECIAL SITUATIONS CAYMAN FUND, L.P.


			By: /s/ Austin W. Marxe
    Austin W. Marxe
			    Managing Director



			AWM INVESTMENT COMPANY, INC.


			By: /s/ Austin W. Marxe
    Austin W. Marxe
			    President and CEO




				/s/ Austin W. Marxe
				AUSTIN W. MARXE



				/s/David M Greenhouse
				DAVID M. GREENHOUSE






















					Page 14 of 14 Pages





EXHIBIT A


	This Exhibit explains the relationship between the Reporting Persons. MGP Advisers Limited Partnership (MGP), a Delaware
limited partnership, is the general partner of the Special Situations Fund III, L.P., a Delaware Limited Partnership. AWM Investment Company, Inc., a Delaware corporation, is the general partner of MGP and the general partner of and investment adviser to the Cayman Fund. SST Advisers, L.L.C., a Delaware limited liability company, is the general partner of and investment adviser to the Special Situations Technology Fund, L.P.. MG Advisers, L.L.C., a New York limited liability company, is the general partner of and investment adviser to the Special
Situations Private Equity Fund, L.P..   Austin W. Marxe and David
M. Greenhouse are the principal owners of MGP, SSTA, AWM and MG and are principally responsible for the selection, acquisition and disposition of the portfolios securities by the investment advisers on behalf of their Fund.